EXHIBIT 5.1 & 23.1
                          JAMES A. RESKIN & ASSOCIATES
                                Attorneys At Law
                        Suite 400, The Marmaduke Building
                             520 South Fourth Avenue
                            Louisville, KY 40202-2577
                  Telephone 502-561-0500 Facsimile 502-515-9201
                         email: jreskin@pb-concepts.com
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James A. Reskin*                                    Michele Harlan, Of Counsel**

                                                               December 11, 2008
Board of Directors
Small Cap Strategies, Inc.
3651 Lindell Road, Suite D #146,
Las Vegas, Nevada  89103

Ladies and Gentlemen:

This Firm has been engaged as counsel to Small Cap Strategies, Inc. (the "Company"), in connection with preparation of a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement"). The Registration Statement pertains to the registration of 450,000 shares of the Company's Common Stock, par value $0.001, for the issuance pursuant to the terms and provisions of the "Small Cap Strategies, Inc. 2008 Stock Option Plan" (the "Plan").

In connection with this opinion, I have examined originals or copies of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of the opinion hereinafter expressed including, but not limited to, the following: (i) the Registration Statement; (ii) the Articles of Incorporation, as amended and currently in effect, and the Bylaws of the Company,; (iii) the Plan and associated documents; (iv) certain resolutions of the Board of Directors of the Company relating to the adoption of the Plan and other transactions contemplated by the Registration Statement; and (v) such other documents as I have deemed necessary or appropriate as a basis for this opinion. I have assumed, without independent verification, the genuineness of signatures, the authenticity of documents and the conformity with originals of copies.

Based upon the foregoing, I am of the opinion that (1) the Company is a corporation duly organized and validly existing under the laws of the State of Nevada; (2) the Company has taken all requisite corporate action and all action required by the laws of the State of Nevada with respect to the authorization, issuance and sale of shares of common stock to be issued pursuant to the Registration Statement; and (3) the shares of common stock, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of Illinois and the Commonwealth of Kentucky and the opinions expressed herein are limited to the corporate laws of Nevada pertaining to matters such as the issuance of stock, but not including the "securities" or "blue sky" laws of various states.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully submitted,

/s/ JAMES A. RESKIN & ASSOCIATES
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JAMES A. RESKIN & ASSOCIATES

*Licensed in Kentucky and Illinois            **Licensed in Indiana and Kentucky